UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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RESEARCH SOLUTIONS, INC.

 (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 14, 2023, the independent members of the Board of Directors of Research Solutions, Inc. issued the following open letter to shareholders.

Open Letter to Shareholders from Research Solutions’ Board Committee

Dear Fellow Shareholder,

You may have seen Peter Derycz’s press release dated August 4, 2023, concerning Research Solutions, Inc. (Research Solutions or the Company). We are writing you today to set the record straight.

We are disappointed with Mr. Derycz’s letter not only because of its misleading use of data points (which we intend to correct in this statement), but also because of the timing and format he used to raise his concerns. Mr. Derycz wrongfully ignores the accomplishments of our CEO, Roy W. Olivier, and the Research Solutions management team, which are significant when you contrast all they have accomplished in a little over two years versus the final ten years of Mr. Derycz’s tenure as CEO.

The Company issued a press release on August 14, 2023, pre-announcing its fiscal year 2023 earnings. Key items of note were:

•	Revenue growth of 14% and decade-plus record organic growth for the Company of 12%

•	Positive GAAP net income for the first time since fiscal 2015 and for the first time ever in the Company’s history when stripping out one-time, non-recurring type items that caused the Company to be profitable in fiscal 2013 and fiscal 2015

•	Record Adjusted EBITDA of approximately $2.0 million

•	Record cash flow from operations of approximately $3.4 million

Based upon the above, it is our view that there is an undeniable positive momentum in the business under current leadership. We believe the timing of Mr. Derycz’s announcement, whether intentional or not, is a distraction and disservice to this momentum.

Lastly, Mr. Derycz’s letter puts undue short-term emphasis on stock price, which is hard to understand when compared to the stock price performance during the final ten years of his tenure as CEO. He fails to recognize (i) management’s limited ability to control stock price, (ii) macroeconomic trends that can affect valuations for certain industries (such as SaaS software) or market sizes of stock (such as microcaps), and (iii) the impact his and his group’s prior and present actions may have on stockholders considering starting a new position in Research Solutions.

We, the independent directors of Research Solutions, hereby communicate our full support for Mr. Olivier, the Research Solutions management team and their strategic plan moving forward.

Stock Price Performance

•	Mr. Derycz’s chart showing RSSS’ stock performance related to Mr. Olivier’s tenure conveniently selects a start date of October 4, 2021, when Mr. Olivier was named permanent CEO, instead of using March 29, 2021, when Mr. Olivier was installed as interim CEO. This is a theme of Mr. Derycz’s letter, where Mr. Olivier’s start date changes in the letter depending upon the metric being used. Had Mr. Derycz used March 29, 2021, as the start date, the stock priced decline would have been approximately 6% instead of the 22% quoted in his letter, and in fact the stock price is up 5% when using an end date of July 31, 2023, which is the day when Mr. Derycz and his group filed their 13-D after the market close.

•	More important, Mr. Derycz’s letter fails to note that the stock rallied in the months following Mr. Olivier’s appointment and that Mr. Derycz and former members of Research Solutions management team sold into that rally. In a presentation to the Company’s board delivered by the Company’s third-party investor relations firm, one comment attributed to a potential investor read: "It seems like over the past two years, a big seller hits the market every few months – including the Chairman. It does not give us confidence in the business and since we don’t know how many more shares will be sold it keeps a ceiling on the price."

•	In addition, there are some important things to note regarding the stock price under Mr. Derycz’s prior tenure as CEO.

o	In the 10 years proceeding Mr. Derycz’s removal as CEO, Research Solutions stock declined 36% while NASDAQ was up 367%[1].

o	During this same time Mr. Derycz’s annual compensation[2] went from $244K to $666K, a 173% increase, totaling approximately $5.0M over the period.

o	In addition, the named executive annual compensation during that time went from approximately $712K to $1,627K, a 129% increase.

Increases in SG&A Expenses

•	In Mr. Derycz’s release he points out that the Company’s SG&A is up $3.7M since Mr. Olivier became CEO but he fails to mention that in his role as Executive Chairman he approved each year’s budget or that the increase in SG&A expense includes such items as:

o	Over $600K in annual compensation for Mr. Derycz who has little or no active role in the day-to-day management of the Company. The employment agreement that addresses his compensation expires in March of 2024[3].

o	While management compensation grew materially under Mr. Derycz’s leadership, the company under-invested in its employees and the business, including several of its systems. Since Mr. Derycz’s removal as CEO, the Company has:

▪	Upgraded the accounting system to its latest cloud supported version, replacing an unsupported accounting system and the storage of financial information within multiple third-party storage providers.

▪	Implemented a company-wide CRM system replacing multiple systems.

▪	Implemented a standard product management and software development tool and shifted to the agile framework.

▪	Implemented a Human Resources Information System to support our culture and start employee reviews. In addition, annual raises for rank-and-file employees have increased to 5% on average versus 3% during the final years of Mr. Dercyz’s tenure.

▪	Increased the size of its software development team from 7 to 13, to accelerate upgrades and releases for its Platform software product.

▪	Increased spending on M&A related activities including legal expense on potential acquisitions that the management team chose not to pursue further when diligence did not validate the initial acquisition thesis.

1 Source: Yahoo Finance

2 All compensation data from company filed proxy statements 2011-2021

3 Source: https://www.sec.gov/Archives/edgar/data/1386301/000155837021007086/rsss-20210331ex101931524.htm

▪	Hired a Controller to improve internal controls.

▪	Established reserves that were previously non-existent for items such as potential sales tax exposure.

▪	Moved to a direct hire relationship with its employees in Mexico. Prior to that Mr. Derycz employed these resources through a third party, which saved money but exposed the Company to legal risks under Mexican labor law. The Company’s move to a proper relationship with its employees in Mexico raised its operating costs by approximately $400,000/year.

•	In addition, Mr. Olivier and his management team were upfront with investors in communicating the need for material investment in the business during his first full fiscal year and that the level of increase in year 1 would not be indicative of increases in future years. To that point, in the Company’s recent press release, the Company disclosed that its SG&A expenses, excluding items normally excluded from Adjusted EBITDA, will be $12.7 million compared to $12.4 million in the prior fiscal year. This $0.3M year over year increase is negligible or a reduction when you consider the Company expensed approximately $0.2M related to the Mexico employment change noted above (started January 1, 2023, so 50% of the annualized expense) and that the Company had $0.2M in recruiting fees which were out of the business’ normal course.

•	Lastly, Mr. Derycz’s letter speaks to SG&A in isolation, failing to compare the numbers with other positive trends in the business. When viewed holistically, it shows the Company is growing the business profitably while continuing to invest in it. We believe the Company’s strategy is starting to show results as indicated by Mr. Derycz’s last year as CEO[4] vs Research Solutions last full year under Mr. Olivier[5]:

Summary Trailing Twelve Month (“TTM”) Performance in $ Millions

	Mr. Derycz’s performance in his last 12 mos as CEO*	Mr. Olivier’s performance in FY23	% Change
Platform Revenues	4.8	8.7	81%
Transaction Revenue	26.7	29.0	9%
Total Revenues	31.4	37.7	20%

Annual Recurring Revenues	5.6	9.4	68%
Adjusted EBITDA	0.7	2.0	186%

Note: Adjusted EBITDA in FY23 would have been approximately $2.5 million without Mr. Derycz’s compensation.

4 Trailing twelve months (“TTM) from and for the period ending March 31st, 2021

5 Fiscal year 2023, as reflected and interpreted from the Company’s press release on August 14th, 2023

Decrease in New New Platform ARR and Deployments

•	Mr. Derycz’s analysis again fails to take into consideration any change in the macroeconomic environment and the impact of that change on specific industries. As the country exited the Covid-19 pandemic, it began experiencing material increases in inflation and interest rates. These items factor into the budgeting and buying decisions of potential customers. Moreover, a significant component of the Company’s existing and potential customers are in the biotech industry, which historically does not perform well when interest rates rise and access to capital is limited or expensive.

•	Mr. Derycz provides no industry comparable analysis to see how the Company’s performance compares to others selling similar products in similar industries. We are aware of certain public company peers that are struggling to grow both their top and bottom lines in this market.

•	Despite the market headwinds, the Company has grown its annual Platform revenue at a compounded rate of approximately 30% during Mr. Olivier’s tenure.

•	In addition, despite the market headwinds, the Company has taken steps that have led to record Adjusted EBITDA and cash flows for the business despite the challenging economic environment.

Acquisition Strategy

•	Mr. Derycz describes the Company’s acquisition execution as "too little too late," however, he is fully aware that the acquisition strategy has been hampered by high trading multiples during the early part of Mr. Olivier’s tenure, making it difficult to find actionable opportunities[6]. In fact, our management team has been complimented by shareholders on numerous occasions for being patient and not buying at the top of the market.

•	Despite this, the Company has completed two acquisitions during Mr. Olivier’s tenure, including the FIZ acquisition which has been accretive to the Company’s results while at the same time expanding its list of transaction customers, which have the potential to be upsold to the Company’s software platform in the future.

•	In addition, Mr. Derycz is fully aware that the Company has two more potential acquisitions under executed non-binding Letters of Intent (LOI) that the Company is working to close in the coming months. Those acquisitions are expected to add approximately $4M in ARR and both targets are presently profitable. Whether intentional or not, Mr. Derycz’s actions are impacting the Company's ability to execute on these opportunities.

High Turnover Among the Senior Management Team

•	Mr. Derycz statements on turnover are high on opinion and hearsay, but low on facts supporting his claims. Further, despite his claims that turnover has “led to concern about the Company’s direction”, the Company’s results in this area include:

o	Voluntary turnover for FY23 was approximately 9%, well below the US Bureau of Labor Statistics 2022 (19%) and 2023 (16%) data for the Information Industry[7].

o	The approval rating for the current CEO on Glass Door is 80%[8].

o	No material turnover in the direct reports of senior management that was replaced.

6 According to the Software Equity Group the EV/TTM Revenue Multiple peaked at 16x in Q3 21 and was 5.6 in Q2 23

7 As of August 9th, 2023

8 As of August 7th, 2023

•	To recap, during the final 10-year period when Mr. Derycz was CEO, during such time when he and his management team experienced material increases in compensation, the prior management team:

o	Did not grow Company revenues

o	Did not run the Company profitably

o	Did not achieve stock price appreciation for shareholders

•	In addition, Mr. Derycz is fully aware of what drove the turnover within the management team and did not formally object to any of the changes made at that time.

•	Turnover in senior management is common with a CEO change, especially when switching to an operator-run business from a founder-run business where some of the senior management team are long-time friends and colleagues of the founder.

Conclusion

In conclusion, it is regrettable that the Company must go through this during a time when Mr. Olivier and his team’s hard work over the past two years are beginning to produce results. In addition to the business distraction, the proxy fight process will be very expensive for the Company. We remain committed, however, to supporting the management team through this process so we can fully dedicate our time to executing on the Company’s strategic plan and increasing shareholder value. We look forward to communicating further with you in the coming weeks.

/s/ John Regazzi

/s/ Barbara Cooperman

/s/ Merrill McPeak

/s/ Eugene Robin

Forward-Looking Statements

Certain statements herein may contain "forward-looking statements" regarding future events and Research Solutions, Inc’s (“we,” “us,” “our,” “Research Solutions” and/or the “Company”) future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," "targets," "goals," "projects", "intends," "plans," "believes," "seeks," "estimates," "endeavors," "strives," "may," or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in the Company’s most recent annual report on Form 10-K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Examples of forward-looking statements herein include statements regarding our expected results for our fiscal fourth quarter and fiscal year ended June 30, 2023, positive momentum in the business, future personnel decisions, the effectiveness of the Company’s business strategy, the Company’s acquisition strategy and the Company’s prospects for growth. The preliminary financial and operating results presented herein are an estimate and subject to the completion of the Company’s financial closing and other procedures and finalization of the Company’s consolidated financial statements for its year ended June 30, 2023, including the completion of the audit of the Company’s financial statements. Accordingly, actual financial and operating results that will be reflected in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023, including its audited financial statements, when they are completed and publicly disclosed may differ from these preliminary results. In addition, any statements regarding the Company’s estimated financial performance for the fourth quarter 2023 do not present all information necessary for an understanding of the Company’s financial condition and results of operations as of and for the quarterly period ended June 30, 2023. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Additional Information and Where to Find It

Research Solutions intends to file with the Securities and Exchange Commission (SEC) a proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Research Solutions’ 2023 Annual Meeting of Stockholders. This communication is not a substitute for any proxy statement or other document that Research Solutions may file with the SEC in connection with any solicitation by Research Solutions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY RESEARCH SOLUTIONS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Research Solutions free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Research Solutions are also available free of charge by accessing Research Solutions’ website at www.researchsolutions.com.

Participants

This communication is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Research Solutions, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Research Solutions. Information about Research Solutions’ executive officers and directors is available in Research Solutions’ proxy statement for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on October 7, 2022, and Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.